Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings
Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:
10-05-2015

Security Type:
BND/CORP


Issuer
MidAmerican Energy Company (2046)

Selling Underwriter
Mizuho Securities USA Inc

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Capital Inc., Mizuho Securities
USA Inc., U.S. Bancorp Investments, Inc.,
Wells Fargo Securities, LLC, BNP Paribas
Securities Corp., Citigroup Global Markets
Inc., BMO Capital Markets Corp., BNY
Mellon Capital Markets, LLC, J.P. Morgan
Securities LLC, KeyBanc Capital Markets
Inc., Mitsubishi UFJ Securities (USA),
Inc., PNC Capital Markets LLC, RBC Capital
Markets, LLC, SMBC Nikko Securities
America, Inc., SunTrust Robinson Humphrey,
Inc., The Williams Capital Group, L.P.


Transaction Details

Date of Purchase
10-05-2015


Purchase Price/Share
(per share / % of par)
$99.862

Total Commission,
Spread or Profit
0.875%


1.	Aggregate Principal Amount Purchased (a+b)
$25,000,000

a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$3,410,000

b.Other BlackRock Clients
$21,590,000

2.	Aggregate Principal Amount of Offering
$450,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0555


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x]U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
10-07-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
10-07-2015

Global Syndicate Team Member